Media Relations: Curt Selby 414-359-4100 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 11, 2024

A. O. Smith Announces Preliminary Third Quarter Results and Provides Revised 2024 Full Year Guidance
Summary
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Preliminary third quarter sales of $903 million, a decrease of 4%, due to lower sales in China and North America water heating
•Preliminary third quarter earnings per share (“EPS”) of $0.82, a decrease of 9%
•Preliminary cash provided by operations of $360 million and preliminary free cash flow of $283 million in the first nine months of 2024
•Lowered full year EPS guidance to be between $3.70 and $3.85 compared to prior guidance of $3.95 to $4.10
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced preliminary third quarter results and provided revised full year guidance.
Key Financial Metrics
Preliminary Third Quarter
(in millions, except per share amounts)

	Preliminary Q3 2024	Q3 2023	% Change YoY
Net sales	$902.6	$937.5	-4%
Diluted earnings per share	$0.82	$0.90	-9%
“As discussed on our second quarter earnings call, we saw increasing consumer demand headwinds in July which led us to be cautious about the back half of the year in China. Those headwinds were more challenging than we expected through the third quarter and, as a result, our constant currency sales to third parties declined 17% compared to last year. In North America, residential and commercial water heater orders were lower than expected in the third quarter and while we anticipated a quarter-over-quarter decline, order demand was weaker than expected in both the wholesale and retail channels. We believe our order demand was impacted by a larger than expected price increase-related pre-buy in the first half of the year and was also negatively influenced by our improved lead times. However, we entered the third quarter with solid residential water heater backlogs, which drove July shipments and partially offset the weak third quarter orders,” noted Kevin J. Wheeler, chairman and chief executive officer. “While disappointed in the volumes in the quarter and the associated negative impact on our operational efficiencies, I’m pleased with our strong and stable customer relationships, our improved lead times and the actions that our teams initiated in response to market conditions.”
Third Quarter 2024 Segment Sales
North America
Preliminary third quarter sales of $703 million were slightly below 2023 sales of $710 million as pricing benefits and higher boiler and water treatment volumes in North America were offset by lower volumes of residential and commercial water heaters in North America.
Rest of World
Preliminary third quarter sales of $210 million declined 10% year-over-year. Local currency third party sales in China decreased 17% in 2024, primarily due to lower volumes of our core water heating and water treatment products. Sales in India increased 12% in local currency year-over-year driven by continued strong demand.
Revised Outlook
2024 Outlook
(in millions, except per share amounts)

	2023	2024 Outlook
	Actual	Low End	High End
Net sales	$3,853	$3,800	$3,900
Diluted earnings per share	$3.69	$3.70	$3.85
Adjusted earnings per share[1]	$3.81	$3.70	$3.85
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“We expect quarter-over-quarter improvement in North America water heater volumes in the fourth quarter; however, we project the softness in China will persist through the remainder of 2024. As a result, we have lowered our 2024 sales outlook to be approximately flat year-over-year. Additionally, we have lowered our full year 2024 EPS outlook to be between $3.70 and $3.85,” stated Wheeler. “As we have in the past, we are reviewing our operations in China and taking measures to optimize that business to align with the lower volumes. While we view recently announced China stimulus measures as positive, we believe it will take time before any impacts on consumer demand are seen. In North America, we expect improved volumes through the rest of the year. However, we remain cautious about residential and commercial water heater end market demand. We have adjusted our North America residential and commercial water heater facilities to improve efficiency at lower volumes and are able to scale up quickly as volumes increase to maintain our improved lead times.”
On Oct. 7, the Company’s board of directors approved a 6% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 8%. The Company has increased its dividend each year for more than 30 years.
A. O. Smith will release final financial results for the third quarter on Oct. 22, 2024 and host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) to discuss those results and our guidance for the remainder of the year. The call can be heard live on the Company’s website, investor.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event.

To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted EPS exclude the impact of pension settlement income and impairment expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Preliminary Results; Forward-looking Statements
The preliminary financial results for the third quarter 2024 represent the most current information available to management and reflect estimates and assumptions. Our actual results may differ materially from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this release and the time that financial results for the third quarter 2024 are finalized. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP.
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in North American. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability or timing of China stimulus programs; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine, the Middle East and attacks on commercial shipping vessels in the Red Sea; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed acquisition; failure to realize the expected benefits of acquisitions or expected synergies; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
2024 EPS Guidance and 2023 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2024 Guidance	2023
Diluted EPS (GAAP)	$3.70 - 3.85	$3.69
Restructuring and impairment expense	—	0.12	(1)
Adjusted EPS (non-GAAP)	$3.70 - 3.85	$3.81
(1)Includes pre-tax restructuring and impairment expenses of $15.7 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended September 30,
	2024 Preliminary	2023
Cash provided by operating activities (GAAP)	$359.9	$439.0
Less: Capital expenditures	(77.4)	(42.7)
Free cash flow (non-GAAP)	$282.5	$396.3